EXHIBIT NO. 99.1

[LOGO]            News Release

Media Contact:  Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

Investor Contact:  Albert E. Ferrara, Jr., Acting Chief Financial Officer (513) 425-2888

JAMES L. WAINSCOTT NAMED PRESIDENT, CEO AND MEMBER OF BOARD OF

DIRECTORS OF AK STEEL

ROBERT H. JENKINS NAMED FIRST NON-EXECUTIVE CHAIRMAN OF AK STEEL’S BOARD

MIDDLETOWN, OH, October 16, 2003—AK Steel (NYSE: AKS) said today that its board of directors named James L. Wainscott, 46, president and chief executive officer, as well as a member of the board of directors. Mr. Wainscott had been acting CEO of AK Steel since September 18, 2003. In addition, the company said that Robert H. Jenkins was named chairman of the board of directors, becoming the first non-executive chairman of AK Steel in its history.

“Our board has the utmost confidence in Jim’s ability, leadership and commitment in steering AK Steel through the challenges the company faces,” said Mr. Jenkins. “Jim has extensive experience in the steel industry and has done a remarkable job since he assumed the role of CEO.” Mr. Jenkins said that the board’s decision was based on Mr. Wainscott’s broad steel experience and the leadership he has demonstrated in his eight years with AK Steel.

“I am honored for the opportunity to lead this great company and its employees through some very significant challenges,” said Mr. Wainscott. “And I am convinced that together we have the opportunity, the ability and the will to put AK Steel on solid footing.”

Mr. Wainscott joined AK Steel as vice president and treasurer in 1995, was named chief financial officer in 1998 and senior vice president in 2000. He has been responsible for a number of administrative and operating functions, including finance, information technology, research, purchasing and transportation, quality and engineering. Mr. Wainscott assumed responsibility for AK Tube, LLC, the company’s tubular steel manufacturing subsidiary in 2001.

Prior to joining AK Steel, Mr. Wainscott held a number of executive positions with the former National Steel Corporation, including treasurer and assistant secretary. Mr. Wainscott holds a bachelor of science degree in accounting from Ball State University, and a master of business administration degree from the University of Notre Dame.

Mr. Jenkins has been a member of AK Steel’s board of directors since 1996. He is the retired chairman, president and CEO of Sundstrand Corporation, an aerospace manufacturer that was merged with United Technologies Corporation in 1999. Mr. Jenkins was recently honored as an outstanding corporate director by Board Alert, an independent publication that reports news from corporate boardrooms. Mr. Jenkins currently also serves as a director of Clarcor Inc., Sentry Insurance, Solutia, Inc. and Visteon Corporation.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has about 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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